BERGSTROM CAPITAL CORPORATION

                                FORM N-SAR

                        For Period Ending 12/31/95

                         File Number (c) 811-1641
                          Attachments Per Item 77


Sub-Item 77C. Matters submitted to a vote of security holders:

     (a)  The annual meeting of stockholders was held on November
          6, 1995.


     (b)  The following director was elected at the meeting -
          C.H. Williams.

          The following directors are the other directors now in office - Erik E. Bergstrom, Norman R. Nielsen, George
          C. Scott and William L. McQueen.


     (c)  Other matters voted upon at the meeting:

                                   Affirmative    Negative
                                   Votes Cast     Votes Cast

          (1)  Ratification of
               selection of
               independent
               accountants.        1,036,874      2,469


     (d)  None.